Exhibit 99.1

   Bank of Florida in Palm Beach County Names Charles K. Cross, Jr. President

    BOCA RATON, Fla., Oct. 25 /PRNewswire-FirstCall/ -- Bank of Florida in Palm Beach County today announced that Charles K. Cross, Jr. has been appointed President. Bank of Florida in Palm Beach County is located at 595 South Federal Highway in Boca Raton, and provides comprehensive business and personal banking services throughout Palm Beach County.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO )

    Mr. Cross has over 25 years of corporate, small business, commercial real estate and private banking experience with J.P. Morgan Private Bank, Wachovia Bank and NationsBank/Barnett Bank. Prior to his most recent position with J.P. Morgan Private Bank, he served as Senior Vice President and Manager of the South Florida regional corporate banking department for Wachovia Bank/Wachovia Securities. His team focused on serving the banking needs of companies with revenues ranging from $25 million to $250 million with financial products including senior debt, treasury management, investments, interest rate derivatives, private equity and merger and acquisition advisory services. Previously, he was Senior Vice President and Manager of the Growth Group at NationsBank in Fort Lauderdale, serving corporations with annual revenues ranging from $10 million to $100 million, and was Executive Vice President and Manager of Corporate Banking for Barnett Bank, working with small business, middle market, large corporate and commercial real estate teams in West Palm Beach and throughout Broward County.

    "Chuck brings to our organization an important depth and diversity of experience serving our niche market clientele of professional and executive business clients, as well as high net worth individuals who are seeking relationship-driven financial services," said Bancshares of Florida Chief Operating Officer Martin P. Mahan. "The opening of our Palm Beach County banking center is the most recent step in our strategic plan to enter targeted communities throughout Florida where our unique banking model is in demand. Under Chuck's leadership, we are confident in our ability to meet the evolving financial needs of Palm Beach County's businesses and individuals."

    Mr. Cross earned a Bachelor of Science degree in Business Administration from the University of Florida, and graduated from the Commercial Lending School and Advanced Lending School at the University of Virginia, as well as the Real Estate Finance School at the University of Wisconsin. He holds Series 7, Series 63 and Series 24 licenses. Mr. Cross is a Trustee of the Boca Raton Chamber of Commerce and a member of the FAU Dean's Council for the College of Business. He is Past Chairman of the Business Development Board of Palm Beach County and the Black Business Investment Corporation, and a former board member of the Urban League of Broward County, the West Palm Beach Chamber of Commerce and the University of Florida M.B.A. Advisory Board.


    Bancshares of Florida, Inc. (Nasdaq: BOFL) (Newspaper listing: BcshFla)is a $297-million-asset multi-bank holding company headquartered in Naples, Florida. It is the parent company for Bank of Florida, N.A. and Bank of Florida Trust Company, both based in Naples, Florida, and Bank of Florida, based in Fort Lauderdale, Florida. Investor information may be found on the company's web site, http://www.bankofflorida.com , by clicking on the "Investor Relations" tab.


     Contact: Martin Mahan

              (954) 653-2000
              mmahan@bankofflorida.com


SOURCE  Bank of Florida
    -0-                             10/25/2004
    /EDITORS' ADVISORY: An electronic jpeg photo of Mr. Cross is available upon request by contacting Sandy Richards at Strategic Communication Group, Inc. at 954.564.3474 or via email at sandy.richards@juno.com /
     /CONTACT: Martin Mahan, Bancshares of Florida, +1-954-653-2000, or mmahan@bankofflorida.com /
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.bankofflorida.com /
    (BOFL)

CO:  Bancshares of Florida; Bank of Florida
ST:  Florida
IN:  FIN SU:  PER